Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

of Summit Materials, Inc.:

We consent to the use of our report dated February 22, 2015, with respect to the balance sheet of Summit Materials, Inc. as of December 27, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

July 31, 2015